Subject to Completion
        Preliminary Pricing Supplement dated November 12, 2002

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

                          PRICING SUPPLEMENT
            (to Prospectus, dated September 28, 2000 and Prospectus
                         Supplement dated October 3, 2000)

                           MBNA CORPORATION

Title of Securities:     % Senior Medium-Term Notes due
Rank: Senior
Specified Currency:  U.S. Dollars
Cusip #:
Issue Price:
Agents' Commission:
Coupon:     % per year
Interest Payment Dates:    and                    , commencing
Record Dates:
Principal Amount: $
Original Issue Date (Settlement Date):
Minimum Denominations:$1,000 and integral multiples of $1,000 in excess thereof Maturity Date:
Make Whole Redemption Option: No
Withholding Redemption Option: No
Defeasance and Covenant Defeasance: Yes
Form: Book-Entry through the facilities of DTC
Listing: None
Moody's Rating: Baa2
S&P Rating: BBB
Fitch Rating: A-
Agents: Banc of America Securities LLC and J.P. Morgan Securities Inc.


     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We are offering these securities ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc. as our placement agents. Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

     We have not been involved in the creation of the Trust or the preparation of the registration statement and prospectus relating to the offering and sale of the Trust's pass-through certificates and do not make any representation as to the accuracy or completeness of the prospectus for the Trust. We have not been involved in the preparation of the disclosure materials provided by any of the other issuers whose securities may be deposited in the Trust and do not make any representations or warranties as to the accuracy and completeness of such disclosure materials. Any information set forth in the prospectus for the Trust or the disclosure materials provided by the other issuers is the sole responsibility of the party making such statements and all liabilities and obligations relating to any information contained therein rest with such parties and not with us.

     We are not partners, joint venturers and do not have any similar affiliation in any way with the Trust and are not affiliated in any way with any of the other issuers whose securities may be deposited in the Trust, nor do we own any interest in the Trust. Accordingly, we are not responsible for or have any liability or obligation with respect to the Trust, the pass-through certificates, the securities of any other issuer that may be deposited into the Trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities.

               The date of this pricing supplement is              .






































055305-0060-08585-NY03.2221883.1		11/14/02 11:54 AM

055305-0060-08585-NY03.2221883.1		11/14/02 11:54 AM